Exhibit 99.1

JDSU ANNOUNCES $200 MILLION COMMON STOCK REPURCHASE PROGRAM

Milpitas, California, May 15, 2008 – JDSU today announced that its Board of Directors has authorized a program to repurchase up to $200,000,000 of the Company’s common stock through open market or private transactions during a two year period ending May 14, 2010. Timing of repurchases and the number of shares repurchased will depend upon business and financial market conditions.

“JDSU has reported five sequential quarters of positive free cash flow and currently has approximately $1 billion of cash on its balance sheet. Moreover, the Company is receiving in excess of $60 million in relation to a settlement as previously announced on our fiscal Q308 earnings call,” said Kevin Kennedy, JDSU’s Chief Executive Officer. “Based on these factors and current financial market conditions the Board has concluded that a stock repurchase program is appropriate.”

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to statements related to any potential future stock repurchase transactions, including any intention to repurchase shares of our common stock from time to time under the stock repurchase program, as well as the timing, nature and financial impact of any such transactions related to the stock buyback program; and statements regarding the recovery of payments from a settlement. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company’s results of operations, business, and financial condition. These risks and uncertainties include the following, among other things: (a) the relative economic performance of markets in which we participate and financial markets as a whole; (b) the market price of our common stock; (c) difficulty in predicting our future cash needs; (d) the Company’s discretion to purchase less than or none of the maximum of $200,000,000 of our common stock as approved by the Board of Directors; (e) the nature of other investment opportunities and other potential uses of cash available to us from time to time; (f) our current and future operating performance and free cash flows; (g) our ability to recover all anticipated payments from the recent litigation settlement announced on our fiscal third quarter 2008 earnings call; and (h) other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof, and the Company does not assume any obligation to update or qualify any of the statements made herein.

Contact Information

Investors: Michelle Levine, 408-546-4421 or michelle.levine@jdsu.com

Press: Kathleen Greene, 408-546-5852 or kathleen.greene@jdsu.com